Exhibit 15(a)




   UniSource Energy Corporation
   220 West Sixth Street
   Tucson, Arizona 85701



   Ladies and Gentlemen:

   We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of UniSource Energy Corporation and subsidiaries (the Company) for the periods ended March 31, 1997 and June 30, 1997 as indicated in our reports dated February 23, 1998; because we did not perform an audit, we express no opinion on that information.

   We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 1998, respectively are incorporated by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-60809 of the Company on Form S-4.

   We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


   /s/ Deloitte & Touche LLP

   Deloitte & Touche LLP

   Tucson, Arizona
   August 14, 1998